Exhibit 21.1
SUBSIDIARIES OF QUEST RESOURCE CORPORATION
Quest Midstream GP, LLC, a Delaware limited liability company
Quest Midstream Partners, L.P., a Delaware limited partnership
Quest Cherokee, LLC, a Delaware limited liability company
Bluestem Pipeline, LLC, a Delaware limited liability company
Quest Energy Service, LLC, a Kansas limited liability company
Quest Oil & Gas, LLC, a Kansas limited liability company
Quest Cherokee Oilfield Service, LLC, a Delaware limited liability company
Quest Mergersub, Inc., a Delaware corporation
Quest Kansas Pipeline, L.L.C., a Delaware limited liability company
Quest Kansas General Partner, L.L.C., a Delaware limited liability company
Quest Pipelines (KPC), a Kansas general partnership
Quest Energy Partners, L.P., a Delaware limited partnership
Quest Energy GP, LLC, a Delaware limited liability company
Quest Transmission Company, LLC, a Delaware limited liability company